EXHIBIT 99.1

ACTIVCARD REPORTS SECOND QUARTER FINANCIAL RESULTS

•	Cash and Short-Term Investments Balances Increase by Over $700 Thousand to $245.8 Million

•	Strong Quarter of Cash Collections Drives Days Sales Outstanding Down to 44 Days

FREMONT, CA – July 30, 2003 – ActivCard® (NASDAQ: ACTI / NASDAQ EUROPE: ACTI), the leader in IDentity Management (IDM) software for remote access, secure sign-on and digital ID card solutions, today reported financial results for the quarter ended June 30, 2003.

ActivCard revenues for the second quarter were $9.5 million, compared to $9.6 million reported in the second quarter of 2002. Net loss for the quarter, in accordance with U.S. GAAP, was $10.2 million, or $0.25 per diluted share, compared to a net loss of $4.7 million, or $0.11 per diluted share in the second quarter of 2002.

Included in cost of revenues for the second quarter are the effects of decisions made to terminate non-core business activities that resulted in a charge against earnings of $3.7 million. The resultant charge is related to the Company’s decisions to discontinue its biometric hardware product lines by transitioning to third party reselling; to terminate the hosting of PKI certificate issuance; and to eliminate overlapping ActivCard solutions by converging products and replacing royalty bearing third party software code.

“This was certainly a very tough quarter, with delays in a number of key accounts compounded by the impact on gross margins of lower software sales, and of foreign exchange on expenses, resulting in disappointing earnings. Despite these factors, the solid performance on a cash basis and substantially reduced DSO’s reflect a basically sound business. We remain committed to building our company into one of the leading enablers of strong authentication for digital identity management, and we continue to believe in the very large market which is emerging worldwide,” commented Steven Humphreys, CEO and Chairman of ActivCard Corp.

“Our investment in ASPACE Solutions Limited in London, also announced today, illustrates our commitment to delivering mission-critical strongly authenticated identity management applications for our customers in the financial services, government and enterprise markets. It also reaffirms our focus on the European financial services market, in addition to our proven strength in the U.S. government,” added Mr. Humphreys.

Second Quarter 2003 Highlights

•	Reached milestone of 6 million ActivCard digital identity software and device users worldwide

•	Initiated follow-on exchange offer for the purpose of further reducing the remaining minority shareholder interest in ActivCard S.A. This exchange offer successfully closed on July 17, 2003, and has resulted in a 99% ownership of the outstanding securities of ActivCard S.A. by ActivCard Corp.

•	Completed realignment of Sales and Marketing – creating a Channel Sales organization to address North American market opportunity and support of global channel initiatives

•	Signed agreements in North America with 4 new VARs and 1 distributor

•	Signed agreement with IBM and achieved first significant joint customer win at major U.S. healthcare organization

•	Furthered partnership with VeriSign Australia’s managed PKI service – achieving joint customer wins at the Australian Department of Employment and Workplace Relations and other accounts

•	Completed field test and recognized revenue from MAXIMUS for the U.S. Transportation Security Administration – Transportation Worker Identification Credential (TWIC) card project

•	Reached 2.2 million licenses of ActivCard Gold™ sold to date, and maintained leadership in the U.S. Department of Defense Common Access Card middleware roll-out

•	Launched 3 new versions of ActivCard Gold™ client software for Linux®, Mac OS® X, and Sun Solaris™ — distinguishing the product line as the first and only smart card middleware supporting all major operating systems. Together with the industry leading ActivCard Gold™ for Windows®, corporate and government organizations can now safeguard nearly 100 percent of their desktops, laptops, and servers with multi-application smart card technology.

Third Quarter 2003 Outlook

In the third quarter, we expect revenues to range between $9.0 million and $10.5 million. Net loss in accordance with U.S. GAAP for the third quarter of 2003 is expected to range between $0.11 and $0.15 per diluted share. Included in our estimates of our third quarter loss per diluted share is ActivCard’s share of the anticipated losses of ASPACE Solutions Limited in the quarter ending September 30, 2003.

ActivCard will hold a conference call at 11 a.m. Eastern Time today, Wednesday, July 30, 2003, featuring Mr. Steven Humphreys and Mr. Blair Geddes, to discuss these second quarter 2003 results. A live Webcast of this conference call will be available on the Investor page of the ActivCard Website at http://www.activcard.com/company/ir_home.html. Webcast participants should register approximately 15 minutes before the event to download and install any necessary software. An archived replay of the Webcast will be available on the Company’s website after the call.

About ActivCard

ActivCard, www.activcard.com, is the leader in IDentity Management (IDM) software for secure remote access, secure sign-on and digital identity card solutions. Our scalable IDM and strong authentication solutions are trusted by organizations – from enterprise to governments around the world. ActivCard IDM systems deliver maximum Return On Identity™ (ROI) through increased security, reduced cost, and user convenience. The modular product design allows our customers to add capabilities as required, preserving their investment.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with fluctuations in operating results, our history of losses, the concentration of our customer base, our reliance on strategic relationships, acquisitions and managing our future growth, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including but not limited to those appearing under the caption “Risk Factors” in our Quarterly Report on Form 10Q for the fiscal quarter ended on March 31, 2003. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ActivCard is a registered trademark and ActivCard Gold and Return on Identity are trademarks of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Contact

ActivCard Corporate

Julie White

jwhite@activcard.com

510-574-1708

ActivCard

Unaudited Condensed Consolidated Statements of Operations (U.S. GAAP)

(In thousands of US dollars, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
Revenues	$9,522	$9,607	$22,589	$17,772
Cost of revenues	8,787	2,869	13,949	5,514

Gross margin	735	6,738	8,640	12,258

Operating expenses
Selling and marketing	4,919	5,138	10,066	10,370
General and administrative	1,660	1,029	3,034	1,956
Research and development	4,443	4,918	8,837	9,906
Amortization of acquired intangibles	151	525	303	1,091
Write-off of acquired intangibles	758	—	758	—
Other charges	697	617	2,887	8,388

	12,628	12,227	25,885	31,711

Loss from operations	(11,893)	(5,489)	(17,245)	(19,453)
Interest and other income	1,126	1,369	2,371	2,611
Foreign exchange gain (loss)	46	(114)	(170)	(79)

Loss from continuing operations before income taxes and minority interest	(10,721)	(4,234)	(15,044)	(16,921)
Income taxes	(21)	(68)	(83)	(69)
Minority interest	550	—	599	—

Loss from continuing operations	(10,192)	(4,302)	(14,528)	(16,990)
Loss from discontinued operations	—	(409)	(228)	(16,327)

Net loss	$(10,192)	$(4,711)	$(14,756)	$(33,317)

Basic and diluted loss per common share:
From continuing operations	$(0.25)	$(0.10)	$(0.36)	$(0.41)
From discontinued operations	—	(0.01)	(0.01)	(0.40)

	$(0.25)	$(0.11)	$(0.37)	$(0.81)

Weighted average number of common shares:
Basic and diluted	40,056	41,279	40,334	40,897
Other charges consist of:
Amortization of deferred compensation related to options and warrants granted	$231	$244	$464	$494
Amortization of deferred compensation related to acquisitions	—	106	65	207
Acquired in process research and development	—	—	—	68
Restructuring and business realignment expenses	345	267	1,292	7,619
Re-incorporation expenses	121	—	1,066	—

Total other charges	$697	$617	$2,887	$8,388

ActivCard

Unaudited Condensed Consolidated Balance Sheets (U.S. GAAP)

(In thousands of US dollars)

	June 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and equivalents	$117,184	$158,880
Short term investments	128,637	89,502
Accounts receivable	4,681	9,192
Inventory	2,845	3,488
Other receivables	2,038	1,579
Assets held for sale	—	262
Other current assets	1,550	1,959

Total current assets	256,935	264,862
Restricted investments	582	432
Property and equipment	4,748	7,313
Goodwill	10,600	10,600
Other intangibles	1,231	2,311
Other assets	1,036	874

Total assets	$275,132	$286,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$10,028	$10,493
Restructuring and business realignment accruals	968	867
Deferred revenue	3,274	3,997
Liabilities held for sale	—	250
Current portion of long term liabilities	4	22

Total current liabilities	14,274	15,629

Long-term portion of restructuring and business realignment accruals	4,131	4,429
Other long-term liabilities	622	525

Total long-term liabilities	4,753	4,954

Minority interest	13,108	—

Shareholders’ equity
Common shares and paid-in capital	382,271	399,517
Accumulated deficit	(124,375)	(115,769)
Accumulated other comprehensive loss	(12,975)	(14,817)
Deferred stock compensation	(1,924)	(3,122)

Total shareholders’ equity	242,997	265,809

Total liabilities and shareholders’ equity	$275,132	$286,392

ActivCard

Unaudited Condensed Consolidated Statements of Cash Flows (U.S. GAAP)

(In thousands of US dollars)

	For the three months ended June 30, 2003	For the six months ended June 30, 2003
Operating activities
Net loss from continuing operations	$(10,192)	$(14,528)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	912	1,739
Write-down of property and equipment	1,684	1,684
Amortization of other intangible assets	151	303
Write-off of other intangible assets	758	758
Amortization of deferred compensation	231	529
Non-cash restructuring and business realignment expenses	—	520
Minority interest	(550)	(599)
Other non-cash items, net	325	533
Increase (decrease) in cash, net of effects of business combinations, from:
Accounts receivable	6,341	4,718
Inventory	1,644	949
Other receivables	300	(378)
Other current assets	657	661
Accounts payable and accrued liabilities	(3,069)	(1,418)
Restructuring and business realignment accruals	(6)	(204)
Deferred revenue	(170)	(810)

Net cash used in continuing operations	(984)	(5,543)
Net cash used in discontinued operations	—	(106)

Net cash used in operating activities	(984)	(5,649)

Investing activities
Purchases of property and equipment	(240)	(625)
Purchases of short term investments	(12,560)	(149,495)
Proceeds from sales and maturities of short term investments	85,300	110,048
Investments in other long term assets	(194)	(223)

Net cash provided by (used in) investing activities	72,306	(40,295)

Financing activities
Proceeds from exercise of options, rights and warrants	1,786	3,341
Repayment of long term liabilities	(2)	(15)

Net cash provided by financing activities	1,784	3,326

Effect of exchange rate changes on cash and equivalents	449	922

Net increase (decrease) in cash and equivalents	73,555	(41,696)
Cash and equivalents, beginning of period	43,629	158,880

Cash and equivalents, end of period	$117,184	$117,184